                                                                   Exhibit 99.1

                          Remington Arms Company, Inc.
        Reconciliation of Operating Cash Flow to Consolidated EBITDA (A)
                              (Dollars in Millions)


                                                                               Year ended December 31,
                                                                              -------------------------
                                                                                (dollars in millions)
                                                       2002         2001          2000          1999         1998
                                                      ------       ------       -------       -------      -------
Operating Cash Flow                                    21.7         50.9          22.3          65.2         60.9
     Change in operating Assets and Liabilities        15.2        (20.7)         21.1         (19.0)       (19.9)
     Restructuring                                        -            -             -             -          0.7
     Depreciation & Amortization                      (11.9)       (18.6)        (18.4)        (17.8)       (17.9)
     Change in accounting principle                    (1.4)           -             -             -            -
     Loss on PP&E                                      (0.2)        (0.4)         (0.5)         (0.6)        (0.7)
     Provision for retiree benefits                    (1.8)         3.0          (4.5)         (0.9)        (0.8)
     Provision for deferred taxes                      (1.6)        (0.5)         (0.1)         (3.9)        (5.1)
                                                   --------      -------      --------      --------      -------
Net Income                                             20.0         13.7          19.9          23.0         17.2

     Depreciation & Amortization (B)                   10.0         16.9          16.4          16.0         15.9
     Interest Expense                                  12.3         15.3          15.6          14.1         19.2
     Provision for Income Taxes                        13.9          8.5          12.5          14.7         11.1
     Other noncash charges                              1.0          1.1           1.2           6.2          1.1
     Non-recurring charges                              2.1          1.3           0.5             -         (0.3)
     Special Payment                                    1.8            -           6.9             -            -
                                                   --------      -------      --------      --------      -------
Consolidated EBITDA                                    61.1         56.8          73.0          74.0         64.2
                                                   ========      =======      ========      ========      =======

Notes:

(A) "Consolidated EBITDA" as presented herein is a measure of our financial performance that is used in the indenture for Remington's 10 1/2% Senior Notes due 2011. As defined in the indenture, Consolidated EBITDA represents net income adjusted to exclude income taxes, interest expense, and depreciation and amortization, as well as items such as non-cash items, gain or loss on asset sales or write-offs, extraordinary, unusual or nonrecurring items, and certain "special payments" to Remington employees who hold options and deferred shares in respect of Holding common stock, consisting of amounts that are treated as compensation expense by Remington and are paid in connection with payments of dividends to holders of Holding common stock. We present Consolidated EBITDA because it is one of the measures upon which management assesses our financial performance, and is a measure of our financial performance that is used in the indenture for Remington's 10 1/2% Senior Notes due 2011 to test the permissibility of specified types of transactions. Among other provisions, Consolidated EBITDA is used in the indenture to test whether Remington and its subsidiaries may incur additional debt. Holders of Remington's 10 1/2% Senior Notes due 2011 may view Consolidated EBITDA as a measure of our ability to service debt and of our financial performance. While providing useful information, Consolidated EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with generally accepted accounting principles and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

(B) Excludes amortization of deferred financing costs of $1.9 million, $1.7 million, $2.0 million, $1.8 million and $2.0 million in 2002, 2001, 2000, 1999 and 1998, respectively, which is included in interest expense.